EXHIBIT 99.1

NEWS RELEASE

Tenet Healthcare Corporation

Headquarters Office

3820 State Street

Santa Barbara, CA  93105

Tel 805.563.6855

Fax 805.563.6871

http://www.tenethealth.com

Contacts:
Media:	Harry Anderson(805) 563-6816
Investors:	Diana Takvam (805) 563-6883

Tenet Affiliate in New Orleans Receives U.S. Subpoena

Oct. 6, 2003 – Tenet Healthcare Corporation (NYSE: THC) announced today that People’s Health Network (PHN), a New Orleans health plan management services provider in which a Tenet subsidiary holds a 50-percent membership interest, has received a subpoena from the U.S. Attorney’s office in New Orleans seeking certain records from Jan. 1, 1999 to the present.

Tenet expects that PHN will cooperate with the request.  The subpoena seeks documents including articles of incorporation and bylaws, membership data, agendas and minutes of meetings, and policy manuals from PHN and additional documents related to several New Orleans-area independent physician associations (IPAs) that also hold membership interests in PHN.  The subpoena does not indicate the focus or extent of the U.S. Attorney’s criminal inquiry.

People’s Health Network is the management services provider for Tenet Choices Inc., a Tenet subsidiary that operates as a Medicare health maintenance organization in the greater New Orleans area.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 112 acute care hospitals with 27,474 beds and numerous related health care services.  Tenet and its subsidiaries

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employ approximately 113,526 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.